Exhibit 99.1

Press Release

For Immediate Release

BKF Capital Group Inc.

May 1, 2012

BKF Capital Group, Inc. Demands Special Shareholders Meeting for Qualstar Corporation

Boca Raton, Florida – BKF Capital Group Inc. (OTCQB – “BKFG”) today announced that it has sent a letter to Qualstar Corporation (NASDAQ – “QBAK”) demanding a special meeting of the shareholders of Qualstar to vote to remove the incumbent members of the board of directors, to fix the authorized number of directors and to elect new members to the board of directors. BKF owns 16.2% of Qualstar’s shares and is making the demand in accordance with Qualstar’s bylaws.

The text of the letter is set forth below:

BKF CAPITAL GROUP, INC.

225 N.E. Mizner Boulevard, Suite 400

Boca Raton, Florida 33432

Tel. No. (561) 362-4199

April 30, 2012

VIA FACSIMILE TO (805) 583-7749 AND OVERNIGHT COURIER

Qualstar Corporation

3990-B Heritage Oak Court

Simi Valley, CA 93603

Attention: Nidhi H. Andalon, Secretary

Gentlemen:

I am writing on behalf of BKF Capital Group, Inc. (“BKF”) which is, as of the date of this letter, the shareholder of record of 1,986,186 shares of common stock of Qualstar Corporation (“Qualstar” or the “Company”), constituting more than ten percent (10%) of the voting power of the Company’s outstanding shares.

Pursuant to the authority set forth in Article II, Section 3 of the Company’s Bylaws (as amended and restated as of March 24, 2011) and Section 600(d) of the California General Corporation Law, BKF hereby calls a special meeting of the shareholders of the Company, with such meeting to be held at the Company’s headquarters or at a nearby location during business hours on Wednesday, June 20, 2012.

The business to be conducted at the special meeting and included in the notice of the meeting to shareholders shall consist of the following, with such matters to be considered by the shareholders at the special meeting in the order set forth below:

1.	Approval by the shareholders of the removal from office of all incumbent directors of Qualstar;

2.	Approval by the shareholders of a resolution to fix the authorized number of directors of Qualstar at five (5) directors; and

3.	Election by the shareholders of five (5) directors to fill the vacancies created by the removal of the incumbent directors.

To assure the proper and orderly conduct of the voting process for the special meeting, we respectfully request that the Board of Directors establish a record date for the special meeting that is no later than May 15, 2012 and that notice of the special meeting be sent to shareholders of the Company by no later than May 21, 2012.

Sincerely,

Greg S. Heller

Senior Vice President,

BKF Capital Group, Inc.

cc:	Board of Directors,
Qualstar Corporation
Nidhi H. Andalon,

Registered Agent

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About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contacts:

BKF Capital Group, Inc.

Greg Heller 561-362-4199 x 330

gheller@bkfcapital.com

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BKF, together with the other participants (referred to below), intends to make a filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes in connection with the special meeting of shareholders.

BKF strongly advises all Qualstar shareholders to read the proxy statement and other proxy materials relating to the intended solicitation of proxies by BKF as and when they become available because they will contain important information, including information relating the Participants in the proxy solicitation. These proxy materials will be available at no charge on the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

The participants in the proxy solicitation are anticipated to include BKF and certain of its officers, including Steven Bronson and Greg Heller. Other persons, who have yet to be finally determined and who BKF intends to nominate as directors of Qualstar for election at the special meeting, may also be deemed participants in the intended proxy solicitation. Information about the participants will be set forth in the proxy statement anticipated to be filed by BKF with the SEC. As of the date hereof, BKF owns 1,990,786 shares of common stock of Qualstar, representing approximately 16.2 % of the outstanding shares of common stock, and Mr. Bronson, as the sole owner of BA Value Investors, LLC, owns 57,700 shares constituting less than 1% of the outstanding shares. BKF and Mr. Bronson have filed a Statement on Schedule 13D with respect to the shares of common stock of Qualstar. Each of the participants disclaims beneficial ownership of the shares not directly own by that participant.